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                                                                      EXHIBIT 99

                           APOGENT TECHNOLOGIES INC.
                          EMPLOYEE STOCK PURCHASE PLAN

      1. PURPOSE. The purpose of the Plan is to provide employees of the Company and its Designated Subsidiaries with an opportunity to purchase Common Stock of the Company through accumulated payroll deductions. The Company intends to seek shareholder approval of the Plan within one year of its adoption in order that the Plan may qualify as an "employee stock purchase plan" under Section 423 of the Code. In the event that shareholder approval of the Plan is not obtained within the one-year requirement provided by Section 423 of the Code, the Plan shall be operated as a Plan which does not qualify under Section 423 of the Code.

      2. DEFINITIONS

            (a) "Board" shall mean the Board of Directors of the Company.

            (b) "Business Day" shall mean a day on which national stock exchanges and the NASDAQ System are open for trading.

            (c) "Code" shall mean the Internal Revenue Code of 1986, as amended.

            (d) "Common Stock" shall mean the Common Stock of the Company.

            (e) "Company" shall mean Apogent Technologies Inc., a Wisconsin corporation, and any Designated Subsidiary of the Company.

            (f) "Compensation" shall mean all base straight time gross earnings and commissions, exclusive of payments for overtime, shift premium, incentive compensation, incentive payments, bonuses and other compensation.

            (g) "Designated Subsidiary" shall mean any Subsidiary which has been designated by the Board from time to time in its sole discretion as eligible to participate in the Plan.

            (h) "Employee" shall mean any individual who is an Employee of the Company for tax purposes and whose customary employment with the Company is at least twenty (20) hours per week and more than five (5) months in any calendar year. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company. Where the period of leave exceeds 90 days and the individual's right to reemployment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to have terminated on the 91st day of such leave.

            (i) "Enrollment Date" shall mean the first day of each Offering Period.

            (j) "ESPP Administrator" shall have the meaning set forth in
      Section 10.

            (k) "Exercise Date" shall mean the last day of each Offering Period.

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            (l) "Fair Market Value" shall mean, as of any date, the value of
      Common Stock determined as follows:

                  (i) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the NASDAQ National Market or The NASDAQ Small Cap Market of The NASDAQ Stock Market, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system for the last Business Day on the date of such determination, as reported in The Wall Street Journal or such other source as the Board deems reliable; or

                  (ii) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value shall be the mean of the closing bid and asked prices for the Common Stock on the date of such determination, as reported in The Wall Street Journal or such other source as the Board deems reliable; or

                  (iii) In the absence of an established market for the Common
            Stock, the Fair Market Value thereof shall be determined in good faith by the Board.

            (m) "Offering Period" shall mean a period of approximately six (6) months during which an option granted pursuant to the Plan may be exercised, commencing the first Business Day on or after January 1 and terminating on the last Business Day in the period ending the following June 30 or commencing on the first Business Day on or after July 1 and terminating on the last Business day in the period ending the following December 31. The duration of Offering Periods may be changed pursuant to
      Section 5 of this Plan.

            (n) "Plan" shall mean this Employee Stock Purchase Plan.

            (o) "Purchase Price" shall mean an amount equal to 85% of the Fair Market Value of a share of Common Stock on the Enrollment Date or on the Exercise Date, whichever is lower; provided, however, that the Purchase Price may be adjusted by the Board pursuant to Section 19 or Section 20. Notwithstanding the foregoing, the "Purchase Price" for the initial Offering Period shall mean an amount equal to 85% of the Fair Market Value of a share of Common Stock on the date the Plan is approved by Company shareholders or the last day of the Offering Period, whichever is lower.

            (p) "Reserves" shall mean the number of shares of Common Stock covered by each option under the Plan that have not yet been exercised and the number of shares of Common Stock that have been authorized for issuance under the Plan but not yet placed under option.

            (q) "Subsidiary" shall mean a corporation, domestic or foreign, of which not less than 50% of the voting shares are held by the Company or a Subsidiary, whether or not

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      such corporation now exists or is hereafter organized or acquired by the
      Company or a Subsidiary.

      3. ADMINISTRATION

            (a) The Plan shall be administered by the Board or the Compensation Committee of the Board or, if and to the extent the Board or the Compensation Committee designates an executive officer of the Company to administer the Plan, by such executive officer (each, the "Plan Administrator"). Any decisions made by the Plan Administrator shall be applicable equally to all Eligible Employees.

            (b) Subject to the provisions of the Plan, the Plan Administrator shall have the authority, in its sole discretion, to determine all matters relating to options granted under the Plan, including all terms, conditions, restrictions and limitations of options; provided, however, that all participants granted options pursuant to the Plan shall have the same rights and privileges within the meaning of Code Section 423. The Plan Administrator shall also have exclusive authority to interpret the Plan and may from time to time adopt and change rules and regulations of general application for the Plan's administration. The Plan Administrator's interpretation of the Plan and its rules and regulations, and all actions taken and determinations made by the Plan Administrator pursuant to the Plan, unless reserved to the Board or the Committee, shall be conclusive and binding on all parties involved or affected. The Plan Administrator may delegate administrative duties to such of the Company's other employees or third-party service providers as the Plan Administrator so determines.

      4. ELIGIBILITY

            (a) Any Employee who shall have completed at least thirty (30) days of continuous employment with the Company on a given Enrollment Date shall be eligible to participate in the Plan. In the event that the Company acquires a company that becomes a Designated Subsidiary as a result of such acquisition, the employees of such Designated Subsidiary shall be regarded as having an employment start date as of the date when they began continuous employment with the Designated Subsidiary.

            (b) Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted an option under the Plan (i) to the extent that, immediately after the grant, such Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company and/or hold outstanding options to purchase such stock possessing five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of the Company or of any Subsidiary, or (ii) to the extent that his or her rights to purchase stock under all employee stock purchase plans of the Company and its Subsidiaries accrues at a rate which exceeds Twenty-Five Thousand Dollars ($25,000) (or such greater amount permitted under Section 423 of the Code) worth of stock (determined at the Fair Market

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      Value of the shares at the time such option is granted) for each calendar year in which such option is outstanding at any time.

      5. OFFERING PERIODS. The Plan shall be implemented by consecutive Offering Periods until terminated in accordance with Section 20 hereof. The Plan Administrator shall have the power to change the duration of Offering Periods (including the commencement dates thereof) with respect to future offerings without shareholder approval if such change is announced at least five (5) days prior to the scheduled beginning of the first Offering Period to be affected thereafter.

      6. PARTICIPATION

            (a) An eligible Employee may become a participant in the Plan by completing and delivering a subscription agreement or by other means used by the Plan Administrator authorizing payroll deductions (the "enrollment agreement") prior to the applicable Enrollment Date.

            (b) Payroll deductions for a participant shall commence on the first payroll following the Enrollment Date and shall end on the last payroll in the Offering Period to which such authorization is applicable, unless sooner terminated by the participant as provided in Section 11 hereof.

      7. PAYROLL DEDUCTIONS

            (a) At the time a participant enrolls in the Plan, he or she shall elect to have payroll deductions made on each pay day during the Offering Period in an amount not exceeding ten percent (10%) of the Compensation that he or she receives on each pay day during the Offering Period.

            (b) All payroll deductions made for a participant shall be credited to his or her account under the Plan and shall be withheld in whole percentages only. A participant may discontinue his or her participation in the Plan as provided in Section 11 hereof, or may increase or decrease the rate of his or her payroll deductions during the Offering Period by delivering to the Company or its authorized representative a new enrollment agreement authorizing a change in payroll deduction rate. The Plan Administrator may, in its discretion, limit the number of participation rate changes during any Offering Period. The change in rate shall be effective with the first full payroll period following five Business Days after receipt of the new enrollment agreement unless the Company elects to sooner process a given change in participation. A participant's enrollment agreement shall remain in effect for successive Offering Periods unless terminated as provided in Section 11 hereof.

            (c) Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(b) hereof, a participant's payroll deductions may be decreased to zero percent (0%) at any time during an Offering Period. Payroll deductions shall recommence at the rate, as provided in such participant's enrollment agreement at the beginning of the first Offering Period that is scheduled to end in the following

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      calendar year, unless terminated by the participant as provided in Section
      11 hereof.

            (d) At the time the option is exercised, in whole or in part, or at the time some or all of the Company's Common Stock issued under the Plan is disposed of, the participant must make adequate provision for the Company's federal, state or other tax withholding obligations, if any, that arise upon the exercise of the option or the disposition of the Common Stock. At any time, the Company may, but shall not be obligated to, withhold from the participant's compensation the amount necessary for the Company to meet applicable withholding obligations, including any withholding required to make available to the Company any tax deductions or benefits attributable to sale or early disposition of Common Stock by the Employee.

      8. GRANT OF OPTION. On the Enrollment Date of each Offering Period, each eligible Employee participating in such Offering Period shall be granted an option to purchase on the Exercise Date of such Offering Period (at the applicable Purchase Price) up to a number of shares of the Company's Common Stock determined by dividing such Employee's payroll deductions accumulated prior to such Exercise Date and retained in the participant's account as of the Exercise Date by the applicable Purchase Price; provided that such purchase shall be subject to the limitations set forth in Sections 4(b) and 12. Exercise of the option shall occur as provided in Section 9, unless the participant has withdrawn pursuant to Section 11. The option shall expire on the last day of the Offering Period.

      9. EXERCISE OF OPTION. Unless a participant withdraws from the Plan as provided in Section 11 hereof, his or her option for the purchase of shares shall be exercised automatically on the Exercise Date, and the maximum number of full and fractional shares subject to option shall be purchased for such participant at the applicable Purchase Price with the accumulated payroll deductions in his or her account. The Company shall determine whether the purchased shares are acquired in the open market or from a third-party, or by purchase of treasury shares or authorized but (as yet) unissued shares. During a participant's lifetime, a participant's option to purchase shares hereunder is exercisable only by such participant.

      10. DELIVERY. As promptly as practicable after each Exercise Date on which a purchase of shares occurs, the Company shall arrange the delivery to each participant, as appropriate, the shares purchased upon exercise of his or her option. If the Plan Administrator designates or approves a stock brokerage or other financial services firm (the "ESPP Administrator") to hold shares purchased under the Plan for the accounts of participants, the following procedures shall apply. Promptly following each Purchase Date, the number of full and fractional shares of Common Stock purchased by each participant shall be deposited into an account established in the participant's name with the ESPP Administrator. Each participant shall be the beneficial owner of the Common Stock purchased under the Plan and shall have all rights of beneficial ownership in such Common Stock. A participant shall be free to undertake a disposition of the shares of Common Stock in his or her account at any time, but, in the absence of such a disposition, the shares of Common Stock must remain in the participant's account at the ESPP Administrator until the holding period set forth in Code Section 423 has been satisfied. With respect to shares of Common Stock for which the holding period set forth above has been

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satisfied, the participant may move those shares of Common Stock to another brokerage account of the participant's choosing or request that a stock certificate be issued and delivered to him or her. A participant who withdraws all of his whole shares of Common Stock from the Plan shall have the Fair Market Value of any fractional share paid to him or her in cash. Dividends paid in the form of shares of Common Stock with respect to Common Stock in a participant's account shall be credited to such account. A participant who is not subject to payment of U.S. income taxes may move his or her shares of Common Stock to another brokerage account of his or her choosing or request that a stock certificate be delivered to him or her at any time, without regard to the Code
Section 423 holding period.

      11. WITHDRAWAL

            (a) A participant may withdraw all but not less than all the payroll deductions credited to his or her account and not yet used to exercise his or her option under the Plan at any time by giving written notice to the Company in the form prescribed by the Plan Administrator. All of the participant's payroll deductions credited to his or her account shall be paid to such participant promptly after receipt of notice of withdrawal and such participant's option for the Offering Period shall be automatically terminated, and no further payroll deductions for the purchase of shares shall be made for such Offering Period. A participant who withdraws from an Offering Period shall not participate in a succeeding Offering Period unless such participant delivers to the Company a new enrollment agreement.

            (b) A participant's withdrawal from an Offering Period shall not have any effect upon his or her eligibility to participate in any similar plan that may hereafter be adopted by the Company or in succeeding Offering Periods that commence after the termination of the Offering Period from which the participant withdraws.

      12. TERMINATION OF EMPLOYMENT. Upon a participant's ceasing to be an Employee for any reason, he or she shall be deemed to have elected to withdraw from the Plan and the payroll deductions credited to such participant's account during the Offering Period but not yet used to exercise the option shall be returned to such participant or, in the case of his or her death, to the person or persons entitled thereto, and such participant's option shall be automatically terminated. The preceding sentence notwithstanding, a participant who receives payment in lieu of notice of termination of employment shall be treated as continuing to be an Employee for the participant's customary number of hours per week of employment during the period in which the participant is subject to such payment in lieu of notice. The Plan does not, directly or indirectly, create in any Employee or class of Employees any right with respect to continuation of employment by the Company or any Subsidiary and it shall not be deemed to interfere in any way with the Company's or any Subsidiary's right to terminate, or otherwise modify, an Employee's employment at any time.

      13. INTEREST. No interest shall accrue on the payroll deductions of a participant in the Plan.

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      14. STOCK

            (a) Subject to adjustment upon changes in capitalization of the Company as provided in Section 19, the maximum number of shares of the Company's Common Stock that shall be issued to settle options or purchases under the Plan shall be 1.6 million (1,600,000) shares. If, on a given Exercise Date, the number of shares with respect to which options are to be issued exceeds the number of shares then available under the Plan, the Company shall make a pro rata allocation of the shares remaining available for issuance in as uniform a manner as shall be practicable and as it shall determine to be equitable.

            (b) The participant shall have no interest or voting right in shares covered by his or her option until such option has been exercised.

            (c) Shares to be delivered to a participant under the Plan shall be registered in the name of the participant or in the name of the participant and his or her spouse.

      15. DESIGNATION OF BENEFICIARY. In the event of the death of a participant, the Company shall deliver such shares and/or cash to the executor or administrator of the estate of the participant, or if no such personal representative or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

      16. TRANSFERABILITY. Neither payroll deductions credited to a participant's account nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 15) by the participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds from an Offering Period in accordance with Section 11.

      17. USE OF FUNDS. All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

      18. REPORTS. Individual accounts shall be maintained for each participant in the Plan. Statements of account shall be given to participating Employees at least annually, which statements shall set forth the amounts of payroll deductions, the Purchase Price, the number of shares purchased and the remaining cash balance, if any.

      19. ADJUSTMENTS UPON CHANGES IN CAPITALIZATION, DISSOLUTION, LIQUIDATION, MERGER OR ASSET SALE.

            (a) Changes in Capitalization. Subject to any required action by the shareholders of the Company, the maximum number of shares each participant may purchase per

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      Offering Period, as well as the price per share and the number of shares of Common Stock covered by each option under the Plan that has not yet been exercised shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration". Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an option.

            (b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Offering Period then in progress shall be shortened by setting a new Exercise Date (the "New Exercise Date"), and shall terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Board. The New Exercise Date shall be before the date of the Company's proposed dissolution or liquidation. The Board shall notify each participant in writing, at least ten (10) business days prior to the New Exercise Date, that the Exercise Date for the participant's option has been changed to the New Exercise Date and that the participant's option shall be exercised automatically on the New Exercise Date, unless prior to such date the participant has withdrawn from the Offering Period as provided in Section 10.

            (c) Merger or Asset Sale. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each outstanding option shall be assumed or an equivalent option substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the option, the Offering Period then in progress shall be shortened by setting a new Exercise Date (the "New Exercise Date"). The New Exercise Date shall be before the date of the Company's proposed sale or merger. The Board shall notify each participant in writing, at least ten (10) business days prior to the New Exercise Date, that the Exercise Date for the participant's option has been changed to the New Exercise Date and that the participant's option shall be exercised automatically on the New Exercise Date, unless prior to such date the participant has withdrawn from the Offering Period as provided in Section 11.

      20. AMENDMENT OR TERMINATION

            (a) The Board of Directors of the Company may at any time and for any reason terminate or amend the Plan. Except as provided in Section 19, no such termination can affect options previously granted, provided that an Offering Period may be terminated by the Board of Directors on any Exercise Date if the Board determines that the termination of the Offering Period or the Plan is in the best interests of the Company and its

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      shareholders. No amendment to the Plan to increase the number of shares of
      Common Stock available under the Plan shall be made without shareholder approval. Except as provided in Section 19 and this Section 20, no amendment may make any change in any option theretofore granted that adversely affects the rights of any participant. To the extent necessary to comply with Section 423 of the Code (or any other applicable law, regulation or stock exchange rule), the Company shall obtain shareholder approval in such a manner and to such a degree as required.

            (b) Without shareholder consent and without regard to whether any participant rights may be considered to have been "adversely affected," the Board (or its committee) shall be entitled to change the Offering Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company's processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each participant properly correspond with amounts withheld from the participant's Compensation, and establish such other limitations or procedures as the Board (or its committee) determines in its sole discretion advisable that are consistent with the Plan.

            (c) In the event the Board determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Board may, in its discretion and, to the extent necessary or desirable, modify or amend the Plan to reduce or eliminate such accounting consequence including, but not limited to: (i) altering the Purchase Price for any Offering Period, including an Offering Period underway at the time of the change in Purchase Price; (ii) shortening any Offering Period so that Offering Period ends on a new Exercise Date, including an Offering Period underway at the time of the Board action; and (iii) allocating shares. Such modifications or amendments shall not require shareholder approval or the consent of any Plan participants.

      21. NOTICES. All notices or other communications by a participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

      22. CONDITIONS UPON ISSUANCE OF SHARES. Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, state securities laws, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

      23. TERM OF PLAN. The Plan shall become effective January 1, 2002 (the "Effective Date"). The Plan shall continue in effect for a term ending on the first Exercise Date that is more than ten (10) years after the Effective Date, unless sooner terminated under Section 20.

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